Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617.542.5300

cyno@investorrelations.com

CYNOSURE ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2009

Company Further Reduces 2009 Operating Expenses to Address Continued Industry Weakness;

Cynosure to Report First-Quarter 2009 Financial Results on Tuesday, May 5

WESTFORD, Mass., April 15, 2009 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced preliminary, unaudited financial results for the quarter ended March 31, 2009.

Reflecting continued softness in the aesthetic laser industry, Cynosure expects first-quarter 2009 revenues to be in the range of $14 million to $15 million, compared with revenues of $36.8 million in the first quarter of 2008. The company expects to report a GAAP net loss for the first quarter of 2009 of $3.8 million to $4.3 million, or $0.30 to $0.34 per share, compared with GAAP net income of $4.9 million, or $0.38 per diluted share, for the three months ended March 31, 2008.

“The global economic recession continued to negatively affect our business throughout the first quarter, which historically has been our weakest quarter of the year,” said Cynosure President and Chief Executive Officer Michael Davin. “While we experienced pockets of order strength in the first quarter, particularly in March, overall aesthetic laser capital equipment spending was down significantly. We attribute this decline to the continued restrictive credit environment and general caution among aesthetic practitioners and consumers, who remain uncertain about the duration of this economic downturn.”

“We are continuing to adjust our operating expenses in response to the current market conditions and reduced revenue levels,” Davin said. “In recent weeks we have cut an additional 25 positions from our worldwide workforce. This reduction has been partially offset by the opening in February of our direct sales office in Korea and the associated hiring of 11 employees, bringing our current total worldwide headcount to 271 employees. In addition, we have continued to reduce our planned spending for various programs in 2009. Overall, we expect our cost-reduction initiatives this year to produce an annualized operating expense savings to Cynosure of approximately $14 million to $18 million, which exceeds the projected $8 million to $10 million in savings we forecasted earlier in the year.”

“While the global recession has created some significant near-term hurdles for our industry, we remain committed to the steps we believe are central to our long-term success,” Davin said. “Over the past several years, our emphasis on technology innovation, product development and strong distribution has enabled us to grow into one of the industry’s largest companies. We have benefitted from positive momentum on the scientific front, as evidenced by the Smartlipo MPX data presented recently at the American Society for Laser Medicine and Surgery Annual Conference. In the quarters ahead, we will continue to focus on aligning our expenses with our revenue levels, while working to maintain our technology and product position. It remains our goal to manage the business profitably in 2009.”

Company to Host First-Quarter 2009 Conference Call on May 5

Cynosure plans to announce its financial results for the quarter ended March 31, 2009 before the opening of the market on Tuesday, May 5 and host a conference call that day at 9:00 a.m. ET.

Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s preliminary results for the first quarter of 2009, ability to reduce expenses or expectations regarding future results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economic recession and its effects on the aesthetic laser industry, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual

Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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